Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2013 THIRD QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – April 30, 2013 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal third quarter and nine months ended March 31, 2013. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“We expect to complete enrollment in our European clinical trial of the MicroCutter XCHANGE™ 30 device in the weeks ahead, with a U.S. 510(k) submission anticipated in the third quarter of calendar 2013,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “While making preparations in anticipation of a U.S. launch, pending regulatory clearance, we expect to bring more distributors online in Europe to encourage uptake, expand our experience and extend the reach of this exciting new product.”

Recent Highlights and Accomplishments

●	Enrolled additional patients in the European clinical trial for the XCHANGE 30, bringing the total number of patients enrolled to 152;

●	Added a second European distributor, Duo-Med, to expand MicroCutter product sales into Belgium, the Netherlands and Luxembourg;

●	Reached 1,000 deployments in more than 350 procedures with the XCHANGE 30 device since May 2012, including procedures such as appendectomies, vascular transections, intestinal and lung resections;

●	Shipped 104 MicroCutter XCHANGE™ 30 devices and 348 XCHANGE™ 30 cartridges;

●	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 31,500 units, with 979 units shipped in the fiscal 2013 third quarter;

●	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 13,700 units, with 155 units shipped in the fiscal 2013 third quarter; and,

●	Completed an underwritten public offering of approximately 14 million shares of Cardica’s common stock, for a total of $14.1 million in net proceeds.

Fiscal 2013 Third Quarter and Nine Months Ended March 31, 2013 Financial Results

Total product sales were approximately $0.8 million for the fiscal 2013 third quarter compared to approximately $0.9 million for the same period of 2012. License and development revenue was $84,000 for both the fiscal 2013 and fiscal 2012 third quarters, with license and development revenue from both periods a result of the August 2010 agreement with Intuitive Surgical. Total net revenue was approximately $0.9 million for the fiscal 2013 third quarter compared to $1.0 million for the fiscal 2012 third quarter.

Cost of product sales was approximately $1.1 million for the fiscal 2013 third quarter compared to approximately $1.0 million for the same period of fiscal 2012. Research and development expenses were approximately $2.0 million for both the fiscal 2013 and fiscal 2012 third quarters. Selling, general and administrative expenses were approximately $1.6 million for the fiscal 2013 and fiscal 2012 third quarters.

The net loss for the fiscal 2013 third quarter was approximately $3.9 million, or $0.10 per share, compared with a net loss of approximately $3.7 million, or $0.12 per share, in the fiscal 2012 third quarter.

Total net revenue was approximately $2.6 million for the nine months ended March 31, 2013, compared to approximately $2.7 million for the nine months ended March 31, 2012. Total operating costs and expenses for the nine months ended March 31, 2013, were approximately $14.6 million compared to approximately $12.5 million for the same period of fiscal 2012. Net loss for the nine months ended March 31, 2013, was approximately $12.3 million, or $0.33 per share, compared to approximately $10.0 million, or $0.35 per share for the same period of fiscal 2012.

Cash and short term investments as of March 31, 2013, were approximately $17.0 million compared with $6.7 million at December 31, 2012. As of March 31, 2013, there were approximately 51 million shares of common stock outstanding.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-700-6293 from the United States and Canada or 617-213-8835 internationally. The conference ID is 20204428. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through May 7, 2013, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 73979571.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 45,200 units throughout the world. In addition, Cardica is developing the Cardica® MicroCutter XCHANGE™ 30, a cartridge-based microcutter device with a five-millimeter shaft diameter, and the Cardica® MicroCutter XCHANGE™ 45, a cartridge-based microcutter device with an eight-millimeter shaft. Both MicroCutter devices are designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 30 and XCHANGE 45 products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements

The statements in this press release regarding Cardica’s intention to complete enrollment in its European clinical trial of the MicroCutter XCHANGE 30 device in the weeks ahead, with a U.S. 510(k) submission anticipated in the third quarter of calendar 2013, and that it expects to bring more distributors online in Europe, are "forward-looking statements." The words “expect” and “anticipated” are intended to identify these forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to further develop or commercialize the XCHANGE 30 due to unanticipated technical or other difficulties; that the XCHANGE 30 may face unanticipated development, regulatory, or manufacturing delays; that Cardica’s intellectual property rights may not provide adequate protection to enable further development of the XCHANGE 30; that surgeons may not use the XCHANGE 30 correctly, which could cause unfavorable results that may impair the acceptance of the XCHANGE 30 by other surgeons; and that Cardica may not have sufficient funds to develop the XCHANGE 30, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Current Report on Form 10-Q for the quarter ended December 31, 2012. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenue
Product sales, net	$767	$852	$2,322	$2,430
License and development revenue	84	84	252	252
Royalty revenue	17	17	53	53
Total	868	953	2,627	2,735

Operating costs and expenses
Cost of product sales	1,089	969	2,689	2,875
Research and development	2,022	1,960	6,848	4,999
Selling, general and administrative	1,593	1,644	5,040	4,668
Total operating costs and expenses	4,704	4,573	14,577	12,542

Loss from operations	(3,836)	(3,620)	(11,950)	(9,807)
Interest and other income	4	3	11	5
Interest expense	(114)	(105)	(339)	(161)
Net loss	$(3,946)	$(3,722)	$(12,278)	$(9,963)

Basic and diluted net loss per share	$(0.10)	$(0.12)	$(0.33)	$(0.35)

Shares used in computing basic and diluted net loss per share	38,633	31,880	37,436	28,594

Balance Sheets

(amounts in thousands)

	March 31, 2013	June 30, 2012
Assets	(unaudited)
Cash and cash equivalents	$16,960	$14,645
Accounts receivable	335	299
Inventories	1,400	576
Other assets	3,627	2,622
Total assets	$22,322	$18,142

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,712	$1,860
Deferred revenue	2,138	2,390
Long term debt	2,720	2,532
Total stockholders' equity	14,752	11,360
Total liabilities and stockholders' equity	$22,322	$18,142